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                          [LETTERHEAD OF HEALTHWORLD]
                              C O R P O R A T I O N
      100 Avenue of the Americas o New York, New York 10013 o 212-625-4000

                             Contact: Stuart Diamond
                             Chief Financial Officer

                                 (212) 625-4249

                              FOR IMMEDIATE RELEASE

              HEALTHWORLD CORPORATION ACQUIRES FALK COMMUNICATIONS

         New York, New York - August 4, 1999 - Healthworld Corporation (NASDAQ:
HWLD) announced today that it has acquired Falk Communications, Inc. ("Falk"), a privately held healthcare communications agency located in New York City. Falk's services include medical education, communications and promotional services. Falk had gross billings of $18.2 million and net revenues of $9.3 million for the year ended December 31, 1998. Falk's current clients consist of many of the top pharmaceutical companies, including Schering Corporation, Pfizer Inc., Ortho-McNeil Pharmaceutical and Novartis Pharmaceuticals. Falk currently has a staff of 64 full-time employees.

         This acquisition further extends Healthworld's ability to provide worldwide marketing and communications services. Falk is known for its excellence in medical communications. Steven Girgenti, Chairman and Chief Executive Officer of Healthworld, stated, "Falk is the perfect complement to our current U.S. and Europe-based communications business. Falk represents a tremendous growth opportunity in medical advertising and education and should add to the overall, long-term profitability of Healthworld."

         Healthworld acquired Falk for an initial purchase price of $15.5 million, consisting of approximately $7,550,000 in cash and 649,111 shares in Healthworld Corporation common stock. Additional consideration could be paid out by Healthworld over the next five years, depending upon future operating earnings of Falk exceeding established target levels, up to a maximum of $20 million. The acquisition, which is being accounted for as a purchase transaction, is expected to impact Healthworld's earnings per share as neutral to slightly accretive in 1999. As part of the transaction, Healthworld has entered into employment agreements with Falk's Chief Executive Officer, Spencer Falk, and four key Falk executives. In addition, Spencer Falk has become a member of the Board of Directors of Healthworld Corporation.

         Spencer Falk added, "We are very proud to join the Healthworld group and to be able to offer our customers the knowledge, expertise and vast resources of this outstanding global organization. As part of Healthworld, we will enhance our ability to deliver innovative products and services backed by superior client service."

         Healthworld is an international communications and contract sales marketing organization specializing in healthcare. The company provides many of the world's largest pharmaceutical and healthcare companies with a comprehensive range of integrated strategic


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marketing services designed to accelerate the acceptance of new products and to sustain their growth. These integrated services include advertising and promotion, contract sales, consulting, medical education, public relations, marketing research, publishing, interactive multimedia and database marketing services.

         This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, competitive, economic and regulatory factors in the healthcare marketing and communications industry and the pharmaceutical and healthcare industry, general economic conditions, the ability of Healthworld to manage its growth and successfully implement its business strategy, and other risks and uncertainties that may be detailed, from time to time, in Healthworld's reports filed with the Securities and Exchange Commission.

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